Exhibit 99.1

CONTACTS
Company Contact:	Investor Relations Contact:
Wes Winnekins, CFO	Joe Dorame, Robert Blum, Joe Diaz
Health Fitness Corporation	Lytham Partners, LLC
(952) 897-5275	(602) 889-9700
E: fit@lythampartners.com
HealthFitness Announces Year-End 2009 Financial Results
Minneapolis — (February 12, 2010) – Health Fitness Corporation (NYSE AMEX: FIT), a leading provider of integrated employee health and productivity management solutions, today announced unaudited financial results for the fourth quarter and the year ended December 31, 2009. As previously announced and further explained below, Health Fitness Corporation (the “Company”) has entered into a definitive agreement with Trustmark Mutual Holding Company pursuant to which the Company expects to be acquired in an all-cash transaction valued at approximately $97 million.
For the fourth quarter, revenues were $21.7 million, compared to $21.7 million in the fourth quarter of 2008. Gross profit during the quarter rose to $7.0 million, or 32.3 percent of revenue, from $6.9 million, or 31.7 percent of revenue, in the comparable quarter last year. Operating income totaled $1.7 million for the quarter, down from $2.1 million for the same period in 2008. Net earnings were $1.0 million, or $0.10 per diluted share, versus $1.2 million, or $0.12 per diluted share, in the fourth quarter of 2008.
2009 Fourth Quarter Business Segment Information
Revenue and gross profit information by segment:
Health Management

	(in thousands)
	Q4 2009	Q4 2008
REVENUE
Staffing Services	$4,879	$4,724
Program Services	$6,917	$6,912
Total Health Mgmt.	$11,796	$11,636

	Q4 2009	Q4 2008
GROSS PROFIT
Staffing Services	$1,048	$1,332
Program Services	$3,354	$3,273
Total Health Mgmt.	$4,402	$4,605
During the fourth quarter, health management segment revenue grew 1.4 percent compared to the same period in 2008. Within the segment, staffing services revenue increased 3.3 percent, and program services revenue was comparable to the 2008 fourth quarter. This gain was primarily driven by staffing revenue increases at existing sites and 70 percent growth in revenue for health coaching and advising services, which were offset by an 18 percent revenue decrease for biometric screening services and a 44 percent revenue decrease for flu shots.
Gross margin for the health management segment was 37.3 percent for the quarter, down from 39.6 percent for the prior-year period. Within the segment, gross margin for program services increased to 48.5 percent, from 47.4 percent for the prior-year period, which was primarily driven by the introduction of our Walk This Way walking program to certain health management customers.

Gross margin for staffing services fell to 21.5 percent for the quarter from 28.2 percent for the prior-year period, which reflects higher costs for staff wages and benefits, as well as site maintenance services.
Fitness Management

	(in thousands)
	Q4 2009	Q4 2008
REVENUE
Staffing Services	$9,407	$9,453
Program Services	$506	$572
Total Fitness Mgmt.	$9,913	$10,025

	Q4 2009	Q4 2008
GROSS PROFIT
Staffing Services	$2,443	$2,022
Program Services	$173	$246
Total Fitness Mgmt.	$2,616	$2,268
During the 2009 fourth quarter, fitness management segment revenue decreased 1.1 percent compared to the same period last year, which primarily reflects revenue loss related to contract terminations during 2008 and 2009.
Gross margin for the fitness management segment increased to 26.4 percent, from 22.6 percent during the prior-year period, reflecting a higher margin for staffing services, which is attributed to lower staff wages and site supply costs.
Fourth Quarter and Fiscal Year-end Commitments and RFPs
During the quarter, the company secured two new health management commitments representing potential annualized revenue of $0.5 million, and one new fitness management commitment representing potential annualized revenue of $0.1 million. Fitness and health management contract cancellations totaled $3.0 million for the quarter, which is comprised of $0.7 million for fitness management and $2.3 million for health management. These cancellations reflect the continuing weakness in the economy and the financial challenges companies have been experiencing. During the fourth quarter, the company received 23 RFPs for health management services and 6 RFPs for fitness management services.
For the year ended December 31, 2009, the company received a total of 13 health management commitments and expanded services with three existing health management customers. In addition, the company received eight fitness management commitments. Combined commitment and service-expansion activity for 2009 may realize annualized revenue of $11.8 million, which will be partially offset by an annualized revenue loss of $5.2 million from contract cancellations, of which $2.5 million is attributed to fitness management and $2.7 million is attributed to health management. For the year, the company received 109 RFPs for health management services and 24 RFPs for fitness management services.
Year-End 2009 Financial Results
For the year ended December 31, 2009, revenue increased 2.3 percent to $79.5 million, from $77.7 million in the previous year. Gross profit rose 6.8 percent to $25.4 million, or 31.9 percent of revenue, from $23.7 million, or 30.6 percent of revenue, for the prior year.
Operating income was $5.5 million for the year ended December 31, 2009, up from $4.8 million during the prior year, primarily reflecting a 130 basis point increase in gross margins. For the year, net earnings applicable to common shareholders climbed to $3.3 million from $2.7 million last year. Net earnings per diluted share totaled $0.32 compared to $0.27 last year.
Balance Sheet
The company ended 2009 with $6.6 million in cash, compared to $1.3 million at the end of 2008. Working capital at December 31, 2009, less cash, totaled $8.8 million, compared to $9.4 million at December 31, 2008. At December 31, 2009, the company had no balance outstanding on its $3.5 million credit facility, and had stockholders’ equity of $32.6 million.
The foregoing financial information has not been audited by the Company’s independent registered public accounting firm and is subject to adjustment based upon, among other things, the finalization of the annual audit.
Trustmark to Acquire Health Fitness Corporation
On January 21, 2010, Trustmark Mutual Holding Company and Health Fitness Corporation announced a definitive merger agreement, pursuant to which Trustmark would acquire Health Fitness Corporation, subject to satisfaction of customary closing conditions, in an all-cash transaction valued at approximately $97 million, or $8.78 per share. On January 26, 2010, Trustmark filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) to commence a cash tender offer through its wholly-owned subsidiary Trustco Minnesota, Inc., to purchase all outstanding shares of common stock of Health Fitness Corporation. The tender offer will expire at midnight on February 24, 2010, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The transaction is expected to close in the first quarter of 2010, subject to satisfaction of closing conditions. The Company’s Board and a special committee of disinterested directors of the Company’s Board each unanimously (i) determined that this acquisition is advisable and fair to, and in the best interests of, the Company and its shareholders; (ii) adopted and approved the definitive merger agreement, and (iii) recommended that the Company’s shareholders tender their shares of common stock in the Tender Offer. On February 5, 2010, the Company filed Amendment No. 1 to the Solicitation/Recommendation Statement filed by the Company on Schedule 14D-9, noting that the Federal Trade Commission had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Termination of the waiting period satisfies one of the conditions to the closing of the tender offer.
About HealthFitness
HealthFitness is a leading provider of integrated employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. With 30-plus years of experience, HealthFitness partners with employers to effectively manage health care and productivity costs by improving individual health and well-being. HealthFitness provides a portfolio of health and fitness management solutions, including best-in-class integration, INSIGHT® Health Risk Assessments, screenings, EMPOWERED™ Health Coaching, and fitness facility design and management. For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
This press release contains “forward-looking statements.” Such statements include, but are not limited to, statements about the anticipated timing and likelihood of the closing of the transaction involving Trustmark and the Company. In addition, the estimated annualized revenue value of new and lost contracts and expanded services are forward looking statements, which are based upon estimates of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity the company has recently experienced in its two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth the company expects to generate in 2010 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue the company may lose in the future due to customer terminations. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and the company’s expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the company’s inability to deliver the health management services demanded by major corporations and other clients, its inability to successfully cross-sell health management services to its fitness management clients, its inability to successfully obtain new business opportunities, its failure to have sufficient resources to make investments, its ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, the continued deterioration of general economic conditions, contract cancellations, governmental action on health care reform, other factors disclosed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, including our Form 10-K for 2008 as filed with the SEC, and, with respect to the proposed transaction with Trustmark, the satisfaction of closing conditions for the acquisition, including the tender of a majority of the outstanding shares of our common stock, calculated on a fully diluted basis, and the possibility that the transaction will not be completed, or if completed, not completed on a timely basis. The company can give no assurance that any of the transactions related to the tender offer will be completed or that the conditions to the tender offer and the merger will be satisfied. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statements as a result of new information or future events or developments.
Important Additional Information
This press release relates to the tender offer (the “Offer”) by Trustmark Mutual Holding Company (“Trustmark”), through its wholly owned subsidiaries Trustco Holdings, Inc. (“Trustco Holdings”) and Trustco Minnesota, Inc. (“Trustco Minnesota”), to purchase each outstanding share of common stock of Health Fitness Corporation (“HealthFitness”) in exchange for $8.78 in cash. This press release is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of HealthFitness, nor is it a substitute for the Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and related tender offer documents and as amended from time to time, the “Tender Offer Documents”) filed by Trustmark, Trustco Holdings and Trustco Minnesota with the Securities and Exchange Commission (the “SEC”) on January 26, 2010.

The Offer is being made only through the Tender Offer Documents. Before making any decision with respect to the Offer, investors and HealthFitness shareholders are strongly advised to read the Tender Offer Documents, the related Solicitation/Recommendation Statement on Schedule 14D-9 filed by HealthFitness with the SEC on January 26, 2010, and other relevant materials when they become available, because they contain important information.
Investors and HealthFitness shareholders can obtain copies of these materials (and all other related documents filed with the SEC) at no charge on the SEC’s website at www.sec.gov. Copies can also be obtained at no charge by directing a request to Georgeson, Inc. at Georgeson, 199 Water Street — 26th Floor, New York, New York 10038 or by phone at (800) 509-1038 or to Trustmark Mutual Holding Company at Trustmark Companies, 400 Field Drive, Lake Forest, Illinois 60045, Attention: Carol Egan, or by phone at (847) 283-2520. Investors and HealthFitness shareholders may also read and copy any reports, statements and other information filed by Trustmark, Trustco Holdings, Trustco Minnesota or HealthFitness with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Financial tables on following pages

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008 (UNAUDITED)

	2009	2008
ASSETS
CURRENT ASSETS
Cash	$6,550,769	$1,300,620
Trade and other accounts receivable, less allowances of $273,000 and $317,600	16,755,715	16,306,197
Inventory	234,184	347,510
Prepaid expenses and other	413,851	354,257
Deferred tax assets	243,180	288,626

Total current assets	24,197,699	18,597,210
PROPERTY AND EQUIPMENT, net	1,491,140	1,243,413
OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software technology, less accumulated amortization of $1,959,000 and $1,301,300	2,233,990	1,977,071
Trademark, less accumulated amortization of $465,900 and $438,700	27,200	54,400
Other intangible assets, less accumulated amortization of $385,400 and $313,600	143,667	215,500

	$42,639,946	$36,633,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,906,248	$1,470,440
Accrued salaries, wages, and payroll taxes	3,386,059	2,632,329
Other accrued liabilities	1,257,198	1,664,710
Accrued self funded insurance	263,760	310,511
Deferred revenue	2,072,892	1,820,960

Total current liabilities	8,886,157	7,898,950
DEFERRED TAX LIABILITY	1,148,847	751,769
LONG-TERM OBLIGATIONS	—	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 25,000,000 shares authorized; 10,209,026 and 9,647,404 shares issued and outstanding at December 31, 2009 and 2008	102,090	96,474
Additional paid-in capital	29,582,509	28,263,803
Accumulated comprehensive loss from foreign currency translation	(65,127)	(83,835)
Retained earnings (accumulated deficit)	2,985,470	(293,317)

	32,604,942	27,983,125

	$42,639,946	$36,633,844

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUE	$21,708,854	$21,660,861	$79,472,965	$77,676,409

COSTS OF REVENUE	14,690,512	14,787,471	54,110,131	53,936,883

GROSS PROFIT	7,018,342	6,873,390	25,362,834	23,739,526

OPERATING EXPENSES
Salaries	3,170,426	2,903,283	12,430,060	11,852,588
Other selling, general and administrative	2,097,698	1,856,216	7,286,443	6,937,189
Amortization of trademarks and other intangible assets	24,758	36,682	99,033	164,993

Total operating expenses	5,292,882	4,796,181	19,815,536	18,954,770

OPERATING INCOME	1,725,460	2,077,209	5,547,298	4,784,756

OTHER INCOME (EXPENSE)
Interest expense	—	(1,104)	—	(21,487)
Other, net	—	296	1,546	708

EARNINGS BEFORE INCOME TAX EXPENSE	1,725,460	2,076,401	5,548,844	4,763,977

INCOME TAX EXPENSE	718,210	883,082	2,270,057	2,041,896

NET EARNINGS	$1,007,250	$1,193,319	$3,278,787	$2,722,081

NET EARNINGS PER COMMON SHARE:
Basic	$0.10	$0.12	$0.34	$0.28
Diluted	$0.10	$0.12	$0.32	$0.27

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	9,817,119	9,620,705	9,747,212	9,783,384
Diluted	10,590,748	9,683,524	10,196,784	9,909,680

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended
	December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$3,278,787	$2,722,081
Adjustment to reconcile net earnings to net cash provided by operating activities:
Common stock issued for Board of Directors compensation	15,114	—
Common stock issued for services provided	55,177	—
Stock-based compensation	616,742	761,860
Deferred taxes	442,524	760,887
Depreciation and amortization	1,170,101	1,142,290
Loss on disposal of assets	—	4,706
Change in assets and liabilities:
Trade and other accounts receivable	(449,518)	(1,619,318)
Inventory	113,326	221,948
Prepaid expenses and other	(59,594)	(127,366)
Other assets	—	9,807
Trade accounts payable	454,516	(678,136)
Accrued liabilities and other	299,467	(924,989)
Deferred revenue	251,932	98,706

Net cash provided by operating activities	6,188,574	2,372,476

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(661,183)	(344,503)
Sale of property and equipment	—	12,781
Capitalized software development costs	(914,531)	(735,273)

Net cash used in investing activities	(1,575,714)	(1,066,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit	—	16,823,447
Repayments under line of credit	—	(16,823,447)
Repurchase of common stock	—	(2,354,923)
Proceeds from tax benefit of stock options exercised	98,081	35,729
Proceeds from the issuance of common stock	240,196	170,876
Proceeds from the exercise of stock options	299,012	197,429

Net cash provided by (used in) financing activities	637,289	(1,950,889)

NET INCREASE (DECREASE) IN CASH	5,250,149	(645,408)

CASH AT BEGINNING OF PERIOD	1,300,620	1,946,028

CASH AT END OF PERIOD	$6,550,769	$1,300,620

SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow information:
Cash paid for interest	$—	$15,038
Cash paid for taxes	1,686,159	924,525